Exhibit 99.1

Vishay Intertechnology Announces Amendment to Credit Agreement and Incremental Facility Agreement to Increase Credit Agreement Total Commitment to $528 Million

Malvern, PA --(BUSINESS WIRE)-- April 3, 2012 – Vishay Intertechnology, Inc. (NYSE: VSH) today announced that it amended its credit agreement and entered into an incremental facility agreement that increases the total credit facility commitment to $528 million.

Vishay has received incremental revolving commitments in the aggregate principal amount of $78 million, increasing the total credit facility commitment to $528 million.  The incremental revolving commitments have terms and conditions identical to the terms and conditions of the existing commitments under the credit facility.  The other terms and conditions of the credit facility were unchanged.

“We are excited to capitalize on favorable market conditions to increase the amount available to us under our credit facility,” said Lori Lipcaman, Vishay’s Chief Financial Officer. "The incremental revolving commitments provide us additional flexibility to pursue our growth plan.”

Forward Looking Statement

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, general business and economic conditions; difficulties in implementing our cost reduction strategies; changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates, consummating a transaction on terms which we consider acceptable, and integration and performance of acquired businesses; uncertainty related to the effects of changes in foreign currency exchange rates; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q.  Vishay does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Vishay Intertechnology

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay’s product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

CONTACT:
Vishay Intertechnology, Inc.
Peter G. Henrici, +1-610-644-1300
Senior Vice President, Corporate Communications